Exhibit 4.5

THIRD SUPPLEMENTAL INDENTURE

This THIRD SUPPLEMENTAL INDENTURE, dated as of October 27, 2011 (this “Third Supplemental Indenture”), among Service Experts Heating & Air Conditioning LLC (the “Guarantor”), Lennox International Inc., a Delaware corporation (the “Company”), and each other then existing Guarantor under the Indenture referred to below (the “Existing Guarantors”), and U.S. Bank National Association, as Trustee under the Indenture referred to below.

RECITALS

WHEREAS, the Company, the Existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of May 3, 2010 (the “Base Indenture” and, as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of May 6, 2010, and the Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of March 28, 2010, the “Indenture”), providing for the issuance of 4.900% Notes due 2017 of the Company (the “Notes”);

WHEREAS, Section 8.06 of the First Supplemental Indenture provides that the Company is required to cause the Guarantor to execute and deliver to the Trustee a supplemental indenture evidencing its guarantee of the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes on the terms and conditions set forth herein and in Article 8 of the First Supplemental Indenture;

WHEREAS, the Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such Guarantor has guaranteed; and

WHEREAS, pursuant to Section 8.01 of the Base Indenture, the parties hereto are authorized to execute and deliver this Third Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Third Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The Guarantor, as a primary obligor and not merely as surety, hereby irrevocably and fully and unconditionally guarantees to each Holder and to the Trustee and its successor and assigns (the “Guarantee”), on a senior unsecured basis and equal in right of payment to all existing and future senior indebtedness of such Guarantor, the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, on the terms and subject to the conditions set forth in Article 8 of the First Supplemental Indenture and agrees to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor.

3. Termination, Release and Discharge. The Guarantor’s Guarantee shall terminate and be of no further force or effect, and the Guarantor shall be released and discharged from all obligations in respect of such Guarantee, as and when provided in Section 8.03 of the First Supplemental Indenture.

4. Parties. Nothing in this Third Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of the Guarantor’s Guarantee or any provision contained herein or in Article 8 of the First Supplemental Indenture.

5. Governing Law. This Third Supplemental Indenture and the Notes shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. The Indenture, as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.

7. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

8. Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

LENNOX INDUSTRIES INC.

ALLIED AIR ENTERPRISES INC.

SERVICE EXPERTS LLC

LENNOX GLOBAL LTD.

HEATCRAFT INC.

HEATCRAFT REFRIGERATION PRODUCTS LLC

ADVANCED DISTRIBUTOR PRODUCTS LLC

SERVICE EXPERTS HEATING & AIR CONDITIONING LLC

By:	/s/ Rick Pelini
	Name:	Rick Pelini
	Title:	Vice President and Treasurer

LENNOX INTERNATIONAL INC.

By:	/s/ Rick Pelini
	Name:	Rick Pelini
	Title:	Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Israel Lugo
	Name:	Israel Lugo
	Title:	Vice President